Neah Power Ships to

Defense Research and Development Organization (DRDO)

BOTHELL, Wash., May 7, 2014

Neah Power Systems, Inc., (OTCBB:NPWZ), a provider of proprietary power solutions, announced that the shipment to DRDO of the Government of India started on May 1 2014 related to the purchase order previously announced. As previously reported, this is a milestone event for the Company, and could lead to a licensing agreement for the PowerChip® technology.

Neah Power CEO, Chris D’Couto said, “The PowerChip product is geared towards aggressive operational environments, including anaerobic environments, and we are pleased to report this shipment to such a reputed sovereign entity.

Based on logistics (freight times, security clearances and travel arrangements), the onsite testing supported by Neah Power Systems is expected to occur in 8 – 12 weeks.

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About Neah Power

Neah Power Systems, Inc., (OTCBB:NPWZ) is an innovator of cutting-edge power solutions for the military, transportation and portable electronics industries. Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or info@NeahPower.com. Neah Power has named Hitman, Inc., as their current agency of record.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

Media Contact:Marianne Breum

Neah Power Systems, Inc 425-424-3324 ext 108

info@neahpower.com